Exhibit B-1(f)

                     ENTERGY LOUISIANA, INC.
                        639 Loyola Avenue
                  New Orleans, Louisiana 70113


                                                  November 19, 1999

River Fuel Company #2, Inc.
c/o United States Trust Company
 of New York
114 West 47th Street
New York, New York 10036

The Bank of New York
One Wall Street
New York, New York 10286


Dear Sirs:

          Pursuant to the requirements of the Fuel Lease, dated as of January 31, 1989, between River Fuel Company #2, Inc. and Entergy Louisiana, Inc. (formerly Louisiana Power & Light Company), Entergy Louisiana, Inc. hereby acknowledges receipt of a copy of (i) the Amended and Restated Credit Agreement, dated as of November 19, 1999, among River Fuel Company #2, Inc., The Bank of New York and the various Lenders parties thereto, and (ii) the Depositary Agreement, dated as of November 19, 1999, among River Fuel Company #2, Inc., The Chase Manhattan Bank and The Bank of New York, and consents to your entry into said Amended and Restated Credit Agreement and Depositary Agreement.


                                    Very truly yours,

                                    ENTERGY LOUISIANA, INC.


                                    By:   /s/ Steven C. McNeal
                                      Name:  Steven C. McNeal
                                      Title:  Vice President and Treasurer